Exhibit 5.13

Confidential To: — Valaris Limited Berumda, ENSCO Global GmbH, Ensco Intercontinental GmbH and ENSCO Worldwide GmbH	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch T +41 43 222 10 00

March 4, 2022

ENSCO Global GmbH, Ensco Intercontinental GmbH, ENSCO Worldwide GmbH | Registration Statement on Form S-3 | Legal Opinion of Swiss Counsel

Ladies and Gentlemen:

We, Homburger AG, have acted as special Swiss counsel to each of ENSCO Global GmbH, Ensco Intercontinental GmbH and ENSCO Worldwide GmbH (each a Swiss Security Provider and together the Swiss Security Providers), in connection with the Registration Statement on Form S-3 (the Registration Statement), filed with the U.S. Securities and Exchange Commission (the Commission) on March 7, 2022 under the Securities Act of 1933 (the Act), relating to the New York law governed senior secured first lien notes indenture (including certain guarantees of notes), dated as of April 30, 2021 (the Indenture), among Valaris Limited Bermuda (the Parent), the Swiss Security Providers in their capacity as Guarantors, and Wilmington Savings Fund Society, FSB as Trustee and as First Lien Collateral Agent. As such counsel, we have been requested to render an opinion as to certain legal matters relating to the Transaction Documents (as defined below).

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the relevant Document (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to (i) factual circumstances that are or may be referred to in the Documents or (ii) the assets subject to the Documents and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have been instructed by and taken instructions only from Gibson, Dunn & Crutcher LLP, counsel to the Parent and the Swiss Security Providers. We have only reviewed the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Indenture;

(ii)	an electronic copy of each of the executed:

—	New York law governed collateral agency agreement between, among others, the Parent, the Swiss Security Providers and each other grantor from time to time party thereto, Wilmington Savings Fund Society, FSB, as First Lien Collateral Agent and Security Trustee for the Parity Lien Secured Parties (each as defined therein), dated as of April 30, 2021 (the Collateral Agency Agreement);

—	New York law governed security agreement between, among others, the Parent as Grantor, the Swiss Security Providers and the other Grantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as First Lien Collateral Agent for the Parity Lien Secured Parties (as defined in the Collateral Agency Agreement), dated as of April 30, 2021 (the Notes Security Agreement); and

—	New York law governed vessel security agreement, between, among others, the Swiss Security Providers and the other Owners party thereto, Wilmington Savings Fund Society, FSB, as First Lien Collateral Agent, Security Trustee and Mortgagee (each as defined therein), dated as of April 30, 2021 (the Vessel Security Agreement);

(the Indenture, the Collateral Agency Agreement, the Notes Security Agreement, and the Vessel Security Agreement together the Transaction Documents);

(iii)	an electronic copy of the Registration Statement, dated as of June 11, 2021:

(iv)	a copy of the articles of association (Statuten) of each of:

—	ENSCO Global GmbH in their version dated December 8, 2020, certified by the Commercial Register of the Canton of Zug on April 27, 2021;

—	Ensco Intercontinental GmbH in their version dated December 8, 2020, certified by the Commercial Register of the Canton of Zug on April 27, 2021; and

2/7

—	ENSCO Worldwide GmbH in their version dated December 8, 2020, certified by the Commercial Register of the Canton of Zug on April 27, 2021

(collectively, the Articles);

(v)	a certified excerpt from the Commercial Register of the Canton of Zug, for each Swiss Security Provider, each dated March 1, 2022 (collectively, the Excerpts);

(vi)	an electronic copy of the executed written resolutions of the managing directors of each Swiss Security Provider, each dated April 30, 2021 (collectively, the Board Resolutions), and

(vii)	an electronic copy of the executed written resolutions of the quotaholders of each Swiss Security Provider, each dated April 30, 2021 (collectively, the Quotaholders Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinions below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic or facsimile signatures thereon have been produced and used in accordance with applicable internal rules and/or procedures and the individual to whom any such electronic or facsimile signature belongs has consented to the use of his or her signature for each such document on which it appears;

(c)	except as expressly opined upon herein and to the extent relevant for purposes of this opinion, all information and confirmations contained in the Documents, and all material statements made to us in connection with the Documents, are true and accurate;

3/7

(d)	each Transaction Document is within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all parties thereto, other than the Swiss Security Providers;

(e)	the parties to each Transaction Document (other than each Swiss Security Provider) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation, as applicable;

(f)	there are no provisions of the laws of any jurisdiction other than Switzerland that may affect the opinions expressed herein;

(g)	the Excerpts are correct, complete and up-to-date, and the Articles are in full force and effect and have not been amended;

(h)	the parties to each Transaction Document entered into such Transaction Document for bona fide commercial reasons and on arm's length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party;

(i)	all representations and warranties and confirmations set forth in the Transaction Documents and the Registration Statement are and at all relevant times will be true and accurate;

(j)	the voluntary case commenced prior to the date of execution of the Transaction Documents by the Swiss Security Providers, together with their ultimate parent company and affiliated companies, under Chapter 11 of Title 11 of the United States Code, or any successor thereto (the Chapter 11 Proceedings), does not limit, restrict or otherwise affect (A) the corporate power and authority of any Swiss Security Provider to enter into and perform its obligations under each Transaction Document or (B) the due authorization and execution of each Transaction Document by the relevant Swiss Security Provider;

(k)	at the time of execution of each Transaction Document and the perfection of security interests granted thereunder, (i) each Swiss Security Provider is a going concern and no bankruptcy, composition, moratorium, restructuring or similar proceeding has commenced or is continuing with respect to, or approved by, such party, (ii) no Swiss Security Provider is over-indebted pursuant to article 820 and paragraph 2 of article 725 of the Swiss Code of Obligations (the CO), unable to pay its debts as and when they become due or otherwise is or becomes insolvent as a result of entering into any or all of the Transaction Document and Power of Attorney, and (iii) no administrator, receiver or similar insolvency official has been appointed in relation to any Swiss Security Provider or any of its assets or undertakings;

(l)	the Board Resolutions and the Quotaholder Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended, and (iii) are in full force and effect; and

(m)	the quotaholders of each Swiss Security Provider have notified such Swiss Security Provider of the identity of the beneficial owner(s) of the quotas in such Swiss Security Provider in accordance with article 790a in connection with articles 697i et seq. of the Swiss Code of Obligations.

4/7

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	Each Swiss Security Provider is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into and perform its obligations under each Transaction Document.

2.	Each Transaction Document has been duly authorized and executed by each Swiss Security Provider.

3.	The execution and delivery by each Swiss Security Provider of each Transaction Document, do not violate (a) any mandatory provisions of Swiss corporate law, or (b) any provision of its respective Articles.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	As a matter of Swiss corporate law, the authority of each Swiss Security Provider to grant, (i) any security, guarantee, joint and several liability, indemnity or other instrument of any Swiss Security Provider for, or with respect to, any obligation of the Parent, any Grantor or any Guarantor (hereinafter each an Obligor) (except for any Obligor that is a direct or indirect wholly-owned subsidiary of such Swiss Security Provider) or (ii) any other up-stream or cross-stream benefit granted by any Swiss Security Provider (including through subordination and by means of a waiver of set-off, subrogation or other rights) may be limited to the freely disposable equity capital of such Swiss Security Provider at the relevant time. Such freely disposable equity capital will be determined in accordance with Swiss law and Swiss accounting principles on the basis of a stand-alone audited balance sheet of such Swiss Security Provider. We note that (A) the freely disposable equity capital of such Swiss Security Provider may be reduced by (1) an amount corresponding to the value of such up-stream or cross-stream benefits, and (2) the aggregate amount of the intercompany loans, if any, granted by the Swiss Security Provider to any affiliates or related parties (other than its direct or indirect subsidiaries), and (3) other adjustments, and (B) further corporate actions (including board resolutions and unanimous quotaholders resolutions based on a stand-alone audited balance sheet of such Swiss Security Provider prepared in accordance with Swiss law and Swiss accounting principles) may need to be taken to effect the validity and enforceability of the security, guarantee, joint and several liability, indemnity or other instrument and/or to authorize the relevant payments, realizations or distributions thereunder.

5/7

(c)	We express no opinion on whether the voluntary case commenced by the Swiss Security Providers under the Chapter 11 Proceedings, the jurisdiction of the bankruptcy court over the Swiss Security Providers, the emergence from Swiss Security Providers from such Chapter 11 Proceedings and any of the representations, warranties, confirmations and obligations of the Swiss Security Providers in that respect, comply and are compliant with Swiss law.

(d)	We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Document or the performance of the obligations assumed by the Swiss Security Providers thereunder. Further, we express no opinion as to any commercial, financial, accounting, calculating, auditing, tax or other non-legal matter.

* * *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an Exhibit 5.13 to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the rules and regulations promulgated thereunder.

This opinion may be relied upon by you as well as Gibson, Dunn & Crutcher LLP (being U.S. counsel to the Parent) exclusively in connection with the Registration Statement and the Transaction Documents and solely for your own benefit. No other person may rely on this opinion for any purpose.

Without our prior written consent, this opinion may not (in full or in part) be copied, furnished or quoted to any other person except (i) your officers, employees, auditors, professional advisors and affiliates and the officers, employees, auditors and professional advisors of your affiliates, (ii) if required to be made by applicable law or court order or in connection with any actual or potential dispute or legal proceeding to which you are a party, or (iii) any regulatory or supervisory authority having jurisdiction over you, provided that, in the case of each of clauses (i) through (iii), (a) the opinion may only be disclosed in connection with the matters set forth herein, (b) such disclosure is not made for the purposes of reliance, and (c) such disclosure is for the purposes of information only on a strict understanding that we assume no duty or liability whatsoever to any such recipient as a result of such disclosure or otherwise, and further provided that, each of the recipients in clause (i) agrees to the restrictions on disclosure, as if it were an addressee itself. None of the contents of this opinion may be made public without our prior written consent.

6/7

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,

/s/ Homburger AG

Homburger AG

7/7